INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statements Nos. 333-1554, 333-1552, 333-18127 and 333-44253 of Midwest Express Holdings, Inc. on
Forms S-8 of our reports dated January 26, 2001(which report expresses and unqualified opinion and includes an explanatory paragraph relating to the change in the methods of accounting for major airframe maintenance as well as frequent flyer revenue in 2000) appearing in and incorporated by reference in the Annual Report on Form 10-K of Midwest Express Holdings, Inc. for the year ended December 31, 1999.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
 Milwaukee, Wisconsin

March 23, 2001